Exhibit 99.6

Index to Consolidated Financial Statements of Corporate Property Associates 15 Incorporated as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Corporate Property Associates 15 Incorporated:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Corporate Property Associates 15 Incorporated and its subsidiaries (the “Company”) at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 5, 2012, except with respect to our opinion insofar as it relates to the effects of discontinued operations as discussed in Notes 2, 8, 13, 15, 16 and 18 as to which the date is June 6, 2012.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2011	2010
Assets
Investments in real estate:
Real estate, at cost (inclusive of amounts attributable to consolidated VIEs) of $7,861 and $7,861, respectively)	$1,883,131	$2,091,380
Accumulated depreciation (inclusive of amounts attributable to consolidated VIEs of $1,338 and $1,167, respectively)	(317,932)	(298,531)

Net investments in properties	1,565,199	1,792,849
Net investments in direct financing leases	285,446	323,166
Equity investments in real estate	180,579	181,000
Assets held for sale	2,920	739

Net investments in real estate	2,034,144	2,297,754
Cash and cash equivalents (inclusive of amounts attributable to consolidated VIEs of $1,304 and $561, respectively)	155,841	104,673
Intangible assets, net (inclusive of amounts attributable to consolidated VIEs of $592 and $645, respectively)	142,331	163,610
Other assets, net (inclusive of amounts attributable to consolidated VIEs of $699 and $833, respectively)	120,568	128,018

Total assets	$2,452,884	$2,694,055

Liabilities and Equity
Liabilities:
Non-recourse debt (inclusive of amounts attributable to consolidated VIEs of $4,278 and $4,480, respectively)	$1,320,958	$1,494,600
Accounts payable, accrued expenses and other liabilities (inclusive of amounts attributable to consolidated VIEs of $288 and $271, respectively)	35,081	40,587
Prepaid and deferred rental income and security deposits (inclusive of amounts attributable to consolidated VIEs of $131 and $63, respectively)	57,190	65,443
Due to affiliates	15,310	16,003
Distributions payable	23,898	23,333

Total liabilities	1,452,437	1,639,966

Commitments and contingencies (Note 11)
Equity:
CPA®:15 shareholders’ equity:
Common stock $0.001 par value 240,000,000 shares authorized 147,618,595 and 144,680,751 shares issued and outstanding, respectively	147	145
Additional paid-in capital	1,375,958	1,346,230
Distributions in excess of accumulated earnings	(368,524)	(330,380)
Accumulated other comprehensive loss	(16,196)	(10,099)
Less, treasury stock at cost, 16,524,274 and 16,191,899 shares, respectively	(173,864)	(170,580)

Total CPA®:15 shareholders’ equity	817,521	835,316
Noncontrolling interests	182,926	218,773

Total equity	1,000,447	1,054,089

Total liabilities and equity	$2,452,884	$2,694,055

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2011	2010	2009
Revenues
Rental income	$210,425	$212,004	$219,132
Interest income from direct financing leases	30,270	30,329	36,716
Other operating income	7,595	6,219	5,476

	248,290	248,552	261,324

Operating Expenses
General and administrative	(8,834)	(8,054)	(8,811)
Depreciation and amortization	(54,107)	(54,877)	(56,820)
Property expenses	(37,353)	(37,819)	(39,066)
Impairment charges	3,047	(2,656)	(36,066)
Allowance for credit losses	(3,059)	—	—

	(100,306)	(103,406)	(140,763)

Other Income and Expenses
Other interest income	1,861	1,817	2,312
Income from equity investments in real estate	23,270	7,857	4,010
Other income and (expenses)	4,176	(214)	1,312
(Loss) gain on disposition of direct financing leases	(1,041)	15,592	(41)
Gain on deconsolidation of a subsidiary	—	11,493	—
Interest expense	(79,599)	(82,973)	(91,261)

	(51,333)	(46,428)	(83,668)

Income from continuing operations before income taxes	96,651	98,718	36,893
Provision for income taxes	(5,296)	(4,144)	(4,924)

Income from continuing operations	91,355	94,574	31,969

Discontinued Operations
Income from operations of discontinued properties	4,827	3,793	7,302
Gain on deconsolidation of a subsidiary	4,501	—	—
Gain on sale of real estate	5,025	17,409	12,406
Gain (loss) on extinguishment of debt	1,000	—	(1,498)
Impairment charges	(30,156)	(15,520)	(20,279)

(Loss) income from discontinued operations	(14,803)	5,682	(2,069)

Net Income	76,552	100,256	29,900
Less: Net income attributable to noncontrolling interests	(19,859)	(40,479)	(30,148)

Net Income (Loss) Attributable to CPA®:15 Shareholders	$56,693	$59,777	$(248)

Earnings (Loss) Per Share
Income from continuing operations attributable to CPA®:15 shareholders	$0.53	$0.50	$0.06
Loss from discontinued operations attributable to CPA®:15 shareholders	(0.10)	(0.03)	(0.06)

Net income (loss) attributable to CPA®:15 shareholders	$0.43	$0.47	$—

Weighted Average Shares Outstanding	129,966,172	127,312,274	125,834,605

Amounts Attributable to CPA®:15 Shareholders
Income from continuing operations, net of tax	$70,135	$63,231	$7,717
Loss from discontinued operations, net of tax	(13,442)	(3,454)	(7,965)

Net income (loss)	$56,693	$59,777	$(248)

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2011	2010	2009
Net Income	$76,552	$100,256	$29,900
Other Comprehensive (Loss) Income
Foreign currency translation adjustments	(4,335)	(16,088)	1,618
Change in unrealized appreciation on marketable securities	(259)	776	925
Change in unrealized loss on derivative instruments	(4,163)	(2,841)	(1,863)

	(8,757)	(18,153)	680

Comprehensive Income	67,795	82,103	30,580

Amounts Attributable to Noncontrolling Interests
Net income	(19,859)	(40,479)	(30,148)
Foreign currency translation adjustments	1,605	4,920	509
Change in unrealized loss on derivative instruments	1,055	933	552

Comprehensive income attributable to noncontrolling interests	(17,199)	(34,626)	(29,087)

Comprehensive Income Attributable to CPA®:15 Shareholders	$50,596	$47,477	$1,493

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2011, 2010 and 2009

(in thousands, except share amounts)

		CPA®:15 Shareholders
	Total Outstanding Shares	Common Stock	Additional Paid-In Capital	Distributions in Excess of Accumulated Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total CPA®:15 Shareholders	Noncontrolling Interests	Total
Balance at January 1, 2009	126,532,187	$139	$1,282,826	$(207,949)	$460	$(129,233)	$946,243	$271,905	$1,218,148
Shares issued $.001 par, at $10.93 and $11.95 per share, net of offering costs	1,807,202	2	19,969				19,971		19,971
Shares, $.001 par, issued to advisor at $11.50 per share	1,100,634	1	12,726				12,727		12,727
Contributions from noncontrolling interests							—	18,157	18,157
Distributions declared ($0.7151 per share)				(89,582)			(89,582)		(89,582)
Distributions to noncontrolling interests							—	(49,522)	(49,522)
Net (loss) income				(248)			(248)	30,148	29,900
Other comprehensive loss:
Foreign currency translation adjustments					2,127		2,127	(509)	1,618
Change in unrealized gain on marketable securities					925		925		925
Change in unrealized loss on derivative instruments					(1,311)		(1,311)	(552)	(1,863)
Repurchase of shares	(3,614,980)					(38,674)	(38,674)		(38,674)

Balance at December 31, 2009	125,825,043	142	1,315,521	(297,779)	2,201	(167,907)	852,178	269,627	1,121,805

Shares issued $.001 par, at $10.17 and $10.93 per share, net of offering costs	1,891,974	2	19,547				19,549		19,549
Shares, $.001 par, issued to advisor at $10.70 per share	1,040,461	1	11,162				11,163		11,163
Contributions from noncontrolling interests							—	7,731	7,731
Distributions declared ($0.7246 per share)				(92,378)			(92,378)		(92,378)
Deconsolidation of a venture							—	(27,439)	(27,439)
Distributions to noncontrolling interests							—	(65,772)	(65,772)
Net income				59,777			59,777	40,479	100,256
Other comprehensive loss:
Foreign currency translation adjustments					(11,168)		(11,168)	(4,920)	(16,088)
Change in unrealized gain on marketable securities					776		776		776
Change in unrealized loss on derivative instruments					(1,908)		(1,908)	(933)	(2,841)
Repurchase of shares	(268,626)					(2,673)	(2,673)		(2,673)

Balance at December 31, 2010	128,488,852	145	1,346,230	(330,380)	(10,099)	(170,580)	835,316	218,773	1,054,089

Shares issued $.001 par, at $9.88 and $10.17 per share, net of offering costs	1,926,849	1	19,083				19,084		19,084
Shares issued, $.001 par, to advisor at $10.40 and $10.70 per share	1,010,995	1	10,645				10,646		10,646
Contributions from noncontrolling interests							—	8,402	8,402
Distributions declared ($0.7286 per share)				(94,837)			(94,837)		(94,837)
Distributions to noncontrolling interests							—	(61,448)	(61,448)
Net income				56,693			56,693	19,859	76,552
Other comprehensive loss:
Foreign currency translation adjustments					(2,730)		(2,730)	(1,605)	(4,335)
Change in unrealized gain on marketable securities					(259)		(259)		(259)
Change in unrealized loss on derivative instruments					(3,108)		(3,108)	(1,055)	(4,163)
Repurchase of shares	(332,375)					(3,284)	(3,284)		(3,284)

Balance at December 31, 2011	131,094,321	$147	$1,375,958	$(368,524)	$(16,196)	$(173,864)	$817,521	$182,926	$1,000,447

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2011	2010	2009
Cash Flows — Operating Activities
Net income	$76,552	$100,256	$29,900
Adjustments to net income:
Depreciation and amortization, including intangible assets and deferred financing costs	59,009	62,226	65,294
Loss from equity investments in real estate in excess of distributions received	1,778	8,423	11,244
Issuance of shares to affiliate in satisfaction of fees due	10,646	11,163	12,727
Straight-line rent and financing lease adjustments	1,498	9,443	6,621
Gain on deconsolidation of a subsidiary	(4,501)	(11,493)	—
Gain on sale of real estate	(3,984)	(33,001)	(11,332)
Unrealized loss (gain) on foreign currency transactions and others	1,129	(677)	(1,552)
Realized (gain) loss on foreign currency transactions and others	(2,536)	891	17
Gain on extinguishment of debt	(3,462)	—	—
Impairment charges	27,109	18,176	56,345
Allowance for credit losses	3,059	—	—
Net changes in other operating assets and liabilities	(2,731)	3,318	(4,789)

Net cash provided by operating activities	163,566	168,725	164,475

Cash Flows — Investing Activities
Distributions received from equity investments in real estate in excess of equity income	34,381	14,786	7,412
Capital contributions to equity investments	(35,263)	(736)	—
Acquisitions of real estate and other capital expenditures	(4,192)	(5,161)	(2,379)
VAT paid in connection with acquisition of real estate	(695)	—	—
Proceeds from sale of real estate	171,224	88,862	9,481
Funds placed in escrow	(114,512)	(47,547)	(68,343)
Funds released from escrow	121,570	49,937	58,702
Payment of deferred acquisition fees to an affiliate	(2,212)	(3,530)	(6,903)

Net cash provided by (used in) investing activities	170,301	96,611	(2,030)

Cash Flows — Financing Activities
Distributions paid	(94,272)	(91,743)	(88,939)
Contributions from noncontrolling interests	8,402	7,731	18,157
Distributions to noncontrolling interests	(61,448)	(65,772)	(49,522)
Scheduled payments of mortgage principal	(73,675)	(79,905)	(92,765)
Prepayments of mortgage principal	(110,530)	(24,421)	(14,623)
Proceeds from mortgage financing	33,166	9,315	40,497
Funds placed in escrow	62,821	83,105	105,947
Funds released from escrow	(62,571)	(82,555)	(106,075)
Deferred financing costs and mortgage deposits	(449)	(267)	(1,116)
Proceeds from issuance of shares, net of issuance costs	19,084	19,549	19,971
Purchase of treasury stock	(3,284)	(2,673)	(38,674)

Net cash used in financing activities	(282,756)	(227,636)	(207,142)

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	57	(2,406)	2,044

Net increase (decrease) in cash and cash equivalents	51,168	35,294	(42,653)
Cash and cash equivalents, beginning of year	104,673	69,379	112,032

Cash and cash equivalents, end of year	$155,841	$104,673	$69,379

(Continued)

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Supplemental noncash investing activities

During 2011, we deconsolidated a wholly-owned subsidiary because we no longer had control over the activities that most significantly impact its economic performance following possession of the property by a receiver (Note 15). Also, in August 2010, a subsidiary which we consolidated modified its structure in connection with a refinancing and subsequently began to be accounted for under the equity method (Note 6). The following table presents the assets and liabilities of the subsidiaries on the date of deconsolidation (in thousands):

	December 31,
	2011	2010
Assets:
Net investments in properties	$2,721	$58,743
Equity investments in real estate	—	(24,796)
Intangible assets	—	13,473
Cash and cash equivalents	—	7
Other assets	200	10,728

Total	$2,921	$58,155

Liabilities:
Non-recourse debt	$(6,143)	$(32,670)
Accounts payable, accrued expenses and other liabilities	(272)	(4)
Prepaid and deferred rental income and security deposits	(1,007)	(10,108)
Noncontrolling interests	—	(26,869)
Accumulated other comprehensive income	—	3

Total	$(7,422)	$(69,648)

Supplemental cash flow information

	Years Ended December 31,
	2011	2010	2009
Interest paid	$86,873	$94,517	$103,682

Income taxes paid	$5,300	$4,195	$7,599

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

CPA®:15 is a publicly owned, non-listed REIT that invests primarily in commercial properties leased to companies domestically and internationally. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net leased basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults and sales of properties. At December 31, 2011, our portfolio was comprised of our full or partial ownership interests in 315 properties, substantially all of which were triple-net leased to 77 tenants, and totaled approximately 28 million square feet (on a pro rata basis), with an occupancy rate of approximately 96%. We were formed in 2001 and are managed by the advisor.

Note 2. Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements reflect all of our accounts, including those of our majority-owned and/or controlled subsidiaries. The portion of equity in a subsidiary that is not attributable, directly or indirectly, to us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

We have investments in tenancy-in-common interests in various domestic and international properties. Consolidation of these investments is not required as they do not qualify as VIEs and do not meet the control requirement required for consolidation. Accordingly, we account for these investments using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment creates an opportunity for us to have significant influence on the operating and financial decisions of these investments and thereby creates some responsibility by us for a return on our investment. Additionally, we own interests in single-tenant net leased properties leased to corporations through noncontrolling interests in partnerships and limited liability companies that we do not control but over which we exercise significant influence. We account for these investments under the equity method of accounting. At times the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the ventures’ future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such ventures nor do we have any legal obligation to fund operating deficits.

Out-of-Period Adjustments

2011 — During 2011, we identified several errors in the consolidated financial statements related to prior years. The errors were primarily attributable to the misapplication of guidance in accounting for and clerical errors related to amendments and adjustments to direct finance leases, the understatement of our lease revenues in connection with an operating lease dating back to 2006 and the inconsistencies in calculating foreign taxes. We concluded that these adjustments were not material to our results for this or any of the prior periods, and as such, we recorded out-of-period adjustments to increase our income from operations by $6.5 million primarily attributable to a reduction in impairment charge of $3.0 million, an increase in lease revenues of $2.9 million, inclusive of amounts attributable to noncontrolling interests of $1.6 million, which is included in discontinued operations, an increase in income from equity investments of $1.2 million, an increase in provision for income taxes of $1.0 million and an increase in interest income from direct financing leases of $0.7 million, inclusive of amounts attributable to noncontrolling interests of $0.1 million, due to the errors described above.

2010 — During 2010, we identified several errors in the consolidated financial statements related to prior years. The errors were primarily attributable to the misapplication of guidance in accounting for amendments and adjustments to direct finance leases, foreign exchange gains and losses, purchase price allocation and recognition of cash received on a note receivable. We concluded that these adjustments were not material to our results for this or any of the prior periods, and as such, we recorded out-of-period adjustments to increase our income from operations by $2.5 million in 2010, including a reduction in impairment charges of $2.1 million.

2009 — During 2009, we identified errors in the consolidated financial statements related to prior years. The errors were attributable to foreign currency translation adjustment of amortization of intangible assets. We concluded that these adjustments were not material to our results for this or any of the prior periods, and as such, we recorded out-of-period adjustments to decrease our income from operations by $1.1 million in 2009.

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Reclassifications and Revisions

Certain prior year amounts have been reclassified to conform to the current year presentation. The consolidated financial statements included in this Report have been retrospectively adjusted to reflect the disposition (or planned disposition) of certain properties as discontinued operations for all periods presented.

Purchase Price Allocation

In accordance with the revised guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under the acquisition method, we recognize the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity, as well as recognizing and measuring goodwill or a gain from a bargain purchase. Additionally, we immediately expense acquisition-related costs and fees associated with business combinations.

When we acquire properties accounted for as operating leases, we allocate the purchase costs to the tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of the tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above-market and below-market value of leases, the value of in-place leases and the value of tenant relationships, at their relative estimated fair values. See Real Estate Leased to Others and Depreciation below for a discussion of our significant accounting policies related to tangible assets. We include the value of below-market leases in Prepaid and deferred rental income and security deposits in the consolidated financial statements.

We record above-market and below-market lease values for owned properties based on the present value (using an interest rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over a period equal to the estimated market lease term. We amortize the capitalized above-market lease value as a reduction of rental income over the estimated market lease term. We amortize the capitalized below-market lease value as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

We allocate the total amount of other intangibles to in-place lease values and tenant relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with each tenant. The characteristics we consider in allocating these values include estimated market rent, the nature and extent of the existing relationship with the tenant, the expectation of lease renewals, estimated carrying costs of the property if vacant and estimated costs to execute a new lease, among other factors. We determine these values using our estimates or by relying in part upon third-party appraisals. We amortize the capitalized value of in-place lease intangibles to expense over the remaining initial term of each lease. We amortize the capitalized value of tenant relationships to expense over the initial and expected renewal terms of the lease. No amortization period for intangibles will exceed the remaining depreciable life of the building.

If a lease is terminated, we charge the unamortized portion of above-market and below-market lease values to lease revenue and in-place lease and tenant relationship values, to amortization expenses.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. Our cash and cash equivalents are held in the custody of several financial institutions, and these balances, at times, exceed federally insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

Notes to Consolidated Financial Statements

Marketable Securities

Marketable securities, which consist of common stock in publicly traded companies, are classified as available for sale securities and reported at fair value, with any unrealized gains and losses on these securities reported as a component of Other comprehensive income until realized.

Other Assets and Other Liabilities

We include accounts receivable, stock warrants, marketable securities, deferred charges and deferral rental income in Other assets. We include derivatives and miscellaneous amounts held on behalf of tenants in Other liabilities. Deferred charges are costs incurred in connection with mortgage financings and refinancings that are amortized over the terms of the mortgages and included in Interest expense in the consolidated financial statements. Deferred rental income is the aggregate cumulative difference for operating leases between scheduled rents that vary during the lease term, and rent recognized on a straight-line basis.

Deferred Acquisition Fees Payable to Affiliate

Fees payable to the advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates. A portion of these fees is payable in equal annual installments each January of the three calendar years following the date on which a property was purchased. Payment of such fees is subject to the performance criterion (Note 3).

Treasury Stock

Treasury stock is recorded at cost.

Real Estate Leased to Others

We lease real estate to others primarily on a triple-net leased basis, whereby the tenant is generally responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, renewals and improvements. We charge expenditures for maintenance and repairs, including routine betterments, to operations as incurred. We capitalize significant renovations that increase the useful life of the properties. For the years ended December 31, 2011, 2010 and 2009, although we are legally obligated for payment, pursuant to our lease agreements with our tenants, lessees were responsible for the direct payment to the taxing authorities of real estate taxes of approximately $27.9 million, $30.0 million and $28.3 million, respectively.

We diversify our real estate investments among various corporate tenants engaged in different industries, by property type and by geographic area. Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the CPI or similar indices or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached. Percentage rents were insignificant for the periods presented.

We account for leases as operating or direct financing leases as described below:

Operating leases — We record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the term of the related leases and charge expenses (including depreciation) to operations as incurred (Note 4).

Direct financing method — We record leases accounted for under the direct financing method at their net investment (Note 5). We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.

On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (14 lessees represented 68% of lease revenues during 2011), we believe that it is necessary to evaluate the collectability of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. Therefore, in recognizing our provision for uncollected rents and other tenant receivables, we evaluate actual past due amounts and make subjective judgments as to the collectability of those amounts based on factors including, but not limited to, our knowledge of a lessee’s circumstances, the age of the receivables, the tenant’s credit profile and prior experience with the tenant. Even if a lessee has been making payments, we may reserve for the entire receivable amount if we believe there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.

Notes to Consolidated Financial Statements

Depreciation

We compute depreciation of building and related improvements using the straight-line method over the estimated useful lives of the properties or improvements, which range from four to 40 years. We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.

Impairments

We periodically assess whether there are any indicators that the value of our long-lived assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities. Our policies for evaluating whether these assets are impaired are presented below.

Real Estate

For real estate assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property to the future net undiscounted cash flow that we expect the property will generate, including any estimated proceeds from the eventual sale of the property. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. If the future net undiscounted cash flow of the property is less than the carrying value, the property is considered to be impaired. We then measure the loss as the excess of the carrying value of the property over its estimated fair value.

Direct Financing Leases

We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue.

When we enter into a contract to sell the real estate assets that are recorded as direct financing leases, we evaluate whether we believe it is probable that the disposition will occur. If we determine that the disposition is probable and therefore the asset’s holding period is reduced, we record an allowance for credit losses to reflect the change in the estimate of the undiscounted future rents. Accordingly, the net investment balance is written down to fair value.

Assets Held for Sale

We classify real estate assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we calculate its estimated fair value as the expected sale price, less expected selling costs. We then compare the asset’s estimated fair value to its carrying value, and if the estimated fair value is less than the property’s carrying value, we reduce the carrying value to the estimated fair value. We will continue to review the property for subsequent changes in the estimated fair value and may recognize an additional impairment charge if warranted.

If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used, or (ii) the estimated fair value at the date of the subsequent decision not to sell.

Equity Investments in Real Estate

We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying venture’s net assets by our ownership interest percentage.

Notes to Consolidated Financial Statements

Marketable Securities

We evaluate our marketable securities for impairment if a decline in estimated fair value below cost basis is considered other-than-temporary. In determining whether the decline is other-than-temporary, we consider the underlying cause of the decline in value, the estimated recovery period, the severity and duration of the decline, as well as whether we plan to sell the security or will more likely than not be required to sell the security before recovery of its cost basis. If we determine that the decline is other-than-temporary, we record an impairment charge to reduce our cost basis to the estimated fair value of the security. In accordance with current accounting guidance, the credit component of an other-than-temporary impairment is recognized in earnings while the non-credit component is recognized in Other comprehensive income.

Assets Held for Sale

We classify assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. Assets held for sale are recorded at the lower of carrying value or estimated fair value, which is generally calculated as the expected sale price, less expected selling costs. The results of operations and the related gain or loss on sale of properties that have been sold or that are classified as held for sale are included in discontinued operations (Note 15).

If circumstances arise that we previously considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (ii) the estimated fair value at the date of the subsequent decision not to sell.

We recognize gains and losses on the sale of properties when, among other criteria, the parties are bound by the terms of the contract, all consideration has been exchanged and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

Foreign Currency

Translation

We have interests in real estate investments in the European Union. The functional currencies for these investments are primarily the Euro and the British Pound Sterling. We perform the translation from these local currencies to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. We report the gains and losses resulting from this translation as a component of Other comprehensive income in equity. At December 31, 2011 and 2010, the cumulative foreign currency translation adjustment loss was $5.5 million and $2.7 million, respectively.

Transaction Gains or Losses

Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in the exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of that transaction. That increase or decrease in the expected functional currency cash flows is an unrealized foreign currency transaction gain or loss that generally will be included in the determination of net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Foreign currency transactions that are (i) designated as, and are effective as, economic hedges of a net investment and (ii) intercompany foreign currency transactions that are of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), when the entities to the transactions are consolidated or accounted for by the equity method in our financial statements are not included in determining net income but are accounted for in the same manner as foreign currency translation adjustments and reported as a component of Other comprehensive income in equity.

Notes to Consolidated Financial Statements

Derivative Instruments

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and that qualified as a fair value hedge, the change in the fair value of the derivative is offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings. For a derivative designated and that qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Income Taxes

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our shareholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income tax with respect to the portion of our income that meets certain criteria and is distributed annually to shareholders. Accordingly, no provision for federal income taxes is included in the consolidated financial statements with respect to these operations. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to meet the requirements for taxation as a REIT.

We conduct business in various states and municipalities within the U.S. and the European Union and, as a result, we or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state and local taxes and a provision for such taxes is included in the consolidated financial statements.

Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

Earnings (Loss) Per Share

We have a simple equity capital structure with only common stock outstanding. As a result, earnings (loss) per share, as presented, represents both basic and dilutive per share amounts for all periods presented in the consolidated financial statements.

Future Accounting Requirements

The following Accounting Standards Updates (“ASUs”) promulgated by FASB are applicable to us in future reports, as indicated:

ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs — In May 2011, the FASB issued an update to ASC 820, Fair Value Measurements. The amendments in the update explain how to measure fair value and do not require additional fair value measurements, nor are they intended to establish valuation standards or affect valuation practices outside of financial reporting. These new amendments will impact the level of information we provide, particularly for level 3 fair value measurements and the measurement’s sensitivity to changes in unobservable inputs, our use of a nonfinancial asset in a way that differs from that asset’s highest and best use, and the categorization by level of the fair value hierarchy for items that are not measured at fair value in the balance sheet but for which the fair value is required to be disclosed. These amendments are expected to impact the form of our disclosures only, are applicable to us prospectively and are effective for our interim and annual periods beginning in 2012.

ASU 2011-05 and ASU 2011-12, Presentation of Comprehensive Income — In June and December 2011, the FASB issued updates to ASC 220, Comprehensive Income. The amendments in the initial update change the reporting options applicable to the presentation of other comprehensive income and its components in the financial statements. The initial update eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. Additionally, the initial update requires the consecutive presentation of the statement of net income and other comprehensive income. Finally, the initial update required an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income; however, the update issued in December 2011 tabled this requirement for further deliberation. These amendments impact the form of our disclosures only, are applicable to us retrospectively and are effective for our interim and annual periods beginning in 2012.

Notes to Consolidated Financial Statements

ASU 2011-10, Derecognition of in Substance Real Estate — a Scope Clarification — In December 2011, the FASB issued an update to clarify that when a parent (reporting entity) ceases to have a controlling financial interest (as described in ASC subtopic 810-10, Consolidation) in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in subtopic 360-20, Property, Plant and Equipment, to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. Under this new guidance, even if the reporting entity ceases to have a controlling financial interest under subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. This amendment is applicable to us prospectively for deconsolidation events occurring after June 15, 2012 and will impact the timing in which we recognize the impact of such transactions, which may be material, within our results of operations.

ASU 2011-11, Disclosures about Offsetting Assets and Liabilities — In December 2011, the FASB issued an update to ASC 210, Balance Sheet, which enhances current disclosures about financial instruments and derivative instruments that are either offset on the statement of financial position or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial position. Entities are required to provide both net and gross information for these assets and liabilities in order to facilitate comparability between financial statements prepared on the basis of U.S. GAAP and financial statements prepared on the basis of IFRS. This standard will be effective for our fiscal quarter beginning January 1, 2014 with retrospective application required. We do not expect the adoption will have a material impact on our statement of financial position.

Notes to Consolidated Financial Statements

Note 3. Agreements and Transactions with Related Parties

Transactions with the Advisor

We have an advisory agreement with the advisor whereby the advisor performs certain services for us for a fee. The agreement that is currently in place is scheduled to expire on the earlier of the date that the Proposed Merger is consummated or September 30, 2012 unless otherwise renewed. Under the terms of this agreement, the advisor manages our day-to-day operations, for which we pay the advisor asset management and performance fees, and structures and negotiates the purchase and sale of investments and debt placement transactions for us, for which we pay the advisor structuring and subordinated disposition fees. In addition, we reimburse the advisor for certain administrative duties performed on our behalf. We also have certain agreements with joint ventures. The following tables present a summary of fees we paid and expenses we reimbursed to the advisor in accordance with the advisory agreement (in thousands):

	Years Ended December 31,
	2011	2010	2009
Amounts included in operating expenses:
Asset management fees	$13,001	$13,832	$14,365
Performance fees	13,001	13,832	14,365
Personnel reimbursements	3,550	3,364	3,057
Office rent reimbursements	737	757	810

	$30,289	$31,785	$32,597

Transaction fees incurred:
Current acquisition fees	$861	$—	$104
Deferred acquisition fees	689	—	83
Mortgage refinancing fees	387	143	102

	$1,937	$143	$289

	December 31, 2011	December 31, 2010
Unpaid transaction fees:
Deferred acquisition fees	$2,173	$3,696
Subordinated disposition fees	7,998	7,249
Other fees due to affiliates	5,139	5,058

	$15,310	$16,003

Asset Management and Performance Fees

We pay the advisor asset management and performance fees, each of which are 1/2 of 1% per annum of our average invested assets and are computed as provided for in the advisory agreement. The performance fees are subordinated to the performance criterion, a cumulative rate of cash flow from operations of 6% per annum. The asset management and performance fees are payable in cash or shares of our common stock at the advisor’s option. If the advisor elects to receive all or a portion of its fees in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published NAV per share as approved by our board of directors. For 2011, 2010 and 2009, the advisor elected to receive our asset management fees in cash. For 2011, 2010 and 2009, the advisor elected to receive 80% of our performance fees in shares, with the remaining 20% payable in cash. At December 31, 2011, the advisor owned 10,153,074 shares (7.7%) of our common stock.

Transaction Fees

We also pay the advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf. Acquisition fees average 4.5% or less of the aggregate costs of investments acquired and are comprised of a current portion of 2.5%, which is paid at the date the property is purchased, and a deferred portion of 2%, which is payable in equal annual installments each January of the three calendar years following the date on which a property was purchased, subject to satisfaction of the 6% performance criterion. Interest on unpaid installments is 6% per year. During the years ended December 31, 2011, 2010 and 2009, we made payments of deferred acquisition fees to the advisor totaling $2.2 million, $3.5 million, and $6.9 million, respectively. Unpaid installments of deferred acquisition fees are included in Due to affiliates in the consolidated financial statements.

Notes to Consolidated Financial Statements

We also pay fees to the advisor for services provided to us in connection with the disposition of investments. These fees, which are subordinated to the performance criterion and certain other provisions included in the advisory agreement, are deferred and are payable to the advisor only in connection with a liquidity event.

Personnel and Office Rent Reimbursements

We reimburse the advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by the advisor on our behalf including property-specific costs, professional fees, office expenses and business development expenses. In addition, we reimburse the advisor for the allocated costs of personnel and overhead in providing management of our day-to-day operations, including accounting services, shareholder services, corporate management, and property management and operations. We do not reimburse the advisor for the cost of personnel if these personnel provide services for transactions for which the advisor receives a transaction fee, such as acquisitions, dispositions and refinancings. Personnel and office rent reimbursements are included in General and administrative expenses in the consolidated financial statements.

The advisor is obligated to reimburse us for the amount by which our operating expenses exceed the 2%/25% guidelines (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any twelve-month period. If in any year our operating expenses exceed the 2%/25% guidelines, the advisor will have an obligation to reimburse us for such excess, subject to certain conditions. If our independent directors find that the excess expenses were justified based on any unusual and nonrecurring factors that they deem sufficient, the advisor may be paid in future years for the full amount or any portion of such excess expenses, but only to the extent that the reimbursement would not cause our operating expenses to exceed this limit in any such year. We will record any reimbursement of operating expenses as a liability until any contingencies are resolved and will record the reimbursement as a reduction of asset management and performance fees at such time that a reimbursement is fixed, determinable and irrevocable. Our operating expenses have not exceeded the amount that would require the advisor to reimburse us.

Joint Ventures and Other Transactions with Affiliates

Together with certain affiliates, we participate in an entity that leases office space used for the administration of real estate entities. This entity does not have any significant assets, liabilities or operations other than its interest in the office lease. Under the terms of an office cost-sharing agreement among the participants in this entity, rental, occupancy and leasehold improvement costs are allocated among the participants based on gross revenues and are adjusted quarterly.

We own interests in entities ranging from 15% to 75%, as well as jointly-controlled tenancy-in-common interests in properties, with the remaining interests generally held by affiliates. We consolidate certain of these investments (Note 2) and account for the remainder under the equity method of accounting (Note 6).

Note 4. Net Investments in Properties

Net Investments in Properties

Net investments in properties, which consists of land and buildings leased to others, at cost, and which are subject to operating leases, is summarized as follows (in thousands):

	December 31,
	2011	2010
Land	$386,016	$461,495
Buildings	1,497,115	1,629,885
Less: Accumulated depreciation	(317,932)	(298,531)

	$1,565,199	$1,792,849

We did not acquire any real estate assets during 2011 or 2010. Assets disposed of during the current year are discussed in Note 15. See Note 13 for a discussion of impairment.

Notes to Consolidated Financial Statements

Scheduled Future Minimum Rents

Scheduled future minimum rents, which are inclusive of those properties in continuing and discontinued operations and exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI-based increases under non-cancelable operating leases at December 31, 2011 are as follows (in thousands):

Years Ending December 31,	Total
2012	$205,097
2013	205,786
2014	205,484
2015	187,710
2016	173,988

Note 5. Finance Receivables

Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivable portfolio consists of direct financing leases. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated balance sheets.

Net Investment in Direct Financing Leases

Net investment in direct financing leases is summarized as follows (in thousands):

	December 31,
	2011	2010
Minimum lease payments receivable	$452,291	$493,788
Unguaranteed residual value	229,652	248,320

	681,943	742,108
Less: unearned income	(396,497)	(418,942)

	$285,446	$323,166

Dispositions of Net Investments in Direct Financing Leases

2011 — During 2011, we sold our net investment in a direct financing lease for $1.0 million, net of selling costs, and recognized a net loss on the sale of $1.0 million, excluding an allowance for credit loss of $1.4 million recognized in 2011 described below and impairment charges totaling $0.5 million recognized in prior years.

Additionally, in September 2011, a venture in which we and an affiliate hold interests of 63% and 37%, respectively, and which we consolidate, sold a portfolio of properties leased to Best Buy Stores L.P. for $52.5 million (Note 15). The buildings in the portfolio were previously accounted for as an investment in direct financing lease, but the land was accounted for as an operating lease. As a result, results of operations for this venture have been reclassified to discontinued operations in all periods presented.

2010 — In December 2010, we sold our net investment in three direct financing leases for $35.2 million, net of selling costs, and recognized a net gain on the sales of $15.6 million. In July 2010, we repaid the non-recourse mortgage loans encumbering two of these properties, which had an aggregate outstanding balance of $9.4 million. The remaining property was encumbered by non-recourse mortgage debt of $4.0 million, which was paid off at closing. All amounts are inclusive of affiliates’ noncontrolling interests in the properties.

Impairments

During the years ended December 31, 2010 and 2009, in connection with our annual reviews of our estimated residual values of our properties, we recorded impairment charges related to several direct financing leases totaling $13.7 million, inclusive of an out-of-period adjustment recorded in the fourth quarter of 2010 totaling $2.1 million (Note 2), and $27.0 million, respectively, of which $15.2 million of the 2010 balance related to Best Buy Stores L.P. and was reclassified to discontinued operations. Impairment charges relate primarily to other-than-temporary declines in the estimated residual values of the underlying properties due to market conditions (Note 13). In the fourth quarter of 2011, we recorded an out-of-period adjustment of $3.0 million (Note 2).

Notes to Consolidated Financial Statements

At December 31, 2011 and 2010, Other assets, net included $0.1 million and $1.4 million, respectively, of accounts receivable related to amounts billed under these direct financing leases.

Scheduled Future Minimum Rents

Scheduled future minimum rents, which are inclusive of those properties in continuing and discontinued operations and exclusive of renewals and expenses paid by tenants, percentage of sales rents and future CPI-based adjustments, under non-cancelable direct financing leases at December 31, 2011 are as follows (in thousands):

Years Ending December 31,	Total
2012	$32,627
2013	31,778
2014	30,261
2015	30,266
2016	29,202

Credit Quality of Finance Receivables

We generally seek investments in facilities that we believe are critical each tenant’s business and that we believe have a low risk of tenant defaults. At December 31, 2010, none of the balances of our finance receivables were past due and we had not established any allowances for credit losses. During the year ended December 31, 2011, we established an allowance for credit losses of $1.4 million on a direct financing lease as a result of tenant not renewing its lease with us. We subsequently sold this property in December 2011 (see “Dispositions of Direct Financing Leases” above). Additionally, during the year ended December 31, 2011, we established an allowance for credit losses of $1.7 million on another direct financing lease as a result of tenant vacating the property. For both 2011 and 2010, there have been no modifications of finance receivables. We evaluate the credit quality of our tenant receivables utilizing an internal 5-point credit rating scale, with 1 representing the highest credit quality and 5 representing the lowest. The credit quality evaluation of our tenant receivables was last updated in the fourth quarter of 2011.

A summary of our finance receivables by internal credit quality rating for the periods presented is as follows (dollars in thousands):

	Number of Tenants at December 31,		Net Investments in Direct Financing Leases at December 31,
Internal Credit Quality Rating	2011	2010	2011	2010
1	1	2	$10,160	$36,605
2	4	8	35,691	58,653
3	9	5	232,263	214,908
4	2	3	7,332	13,000
5	—	—	—	—

			$285,446	$323,166

Note 6. Equity Investments in Real Estate

We own interests in single-tenant net lease properties leased to corporations through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence and (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly-owned with affiliates. We account for these investments under the equity method of accounting (i.e., at cost, increased or decreased by our share of earnings or losses, less distributions, plus contributions and other adjustments required by equity method accounting, such as basis differences from other-than-temporary impairments).

Notes to Consolidated Financial Statements

The following table sets forth our ownership interests in our equity investments in real estate and their respective carrying values. The carrying value of these ventures is affected by the timing and nature of distributions (dollars in thousands):

	Ownership Interest	Carrying Value at December 31,
Lessee	at December 31, 2011	2011	2010
Marriott International, Inc. (a)	47%	$63,913	$65,081
Schuler A.G. (a) (b)	34%	40,229	42,365
C1000 Logistiek Vastgoed B.V. (a) (b) (c)	15%	15,425	—
Advanced Micro Devices (a) (d)	33%	12,613	15,296
Hellweg Die Profi-Baumarkte GmbH & Co. KG (b) (d)	38%	12,094	16,104
The Upper Deck Company (a) (e)	50%	10,642	6,656
Hologic, Inc. (a)	64%	8,449	8,391
Waldaschaff Automotive GmbH and Wagon Automotive Nagold GmbH (b) (f)	33%	5,829	6,214
The Talaria Company (Hinckley) (g)	30%	4,841	5,568
Del Monte Corporation (a) (h)	50%	4,156	5,481
Builders FirstSource, Inc.	40%	1,538	1,568
PETsMART, Inc. (i)	30%	738	8,241
SaarOTEC and Goertz & Schiele Corp. (b)	50%	112	35

		$180,579	$181,000

(a)	Represents a tenancy-in-common interest.
(b)	The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the Euro.
(c)	As described below, we acquired our tenancy-in-common interest, under which the venture is under common control by us and our venture partner, in this investment in January 2011.
(d)	The decrease in carrying value was primarily due to cash distributions made to us by the venture.
(e)	In February 2011, we made a contribution of $4.9 million to the venture to repay in full its maturing mortgage loan.
(f)	During the third quarter of 2011, we recognized an other-than-temporary impairment charge of $0.6 million on this property.
(g)	During the second quarter of 2011, we recognized an other-than-temporary impairment charge of $1.1 million on this property.
(h)	In August 2011, the venture refinanced its existing non-recourse mortgage with new non-recourse mortgage financing and distributed the proceeds to the venture partners, of which our share was approximately $0.6 million.
(i)	In July 2011, the venture sold 11 of its retail properties for $74.0 million and distributed the proceeds to the venture partners, of which our share was $14.7 million. Our share of the gain was $9.6 million related to the sale of the assets. The venture still owns a distribution center.

The following tables present combined summarized financial information of our venture properties. Amounts provided are the total amounts attributable to the venture properties and do not represent our proportionate share (in thousands):

	December 31,
	2011	2010
Assets	$1,116,135	$979,051
Liabilities	(661,922)	(606,385)

Partners’/members’ equity	$454,213	$372,666

	Years Ended December 31,
	2011	2010	2009
Revenues	$111,382	$110,112	$110,268
Expenses	(66,534)	(50,164)	(51,431)
Impairment charges (a)	(431)	(8,238)	(15,543)

Net income from continuing operations	$44,417	$51,710	$43,294

Net income attributable to the joint ventures	$44,906	$53,623	$25,554

Notes to Consolidated Financial Statements

(a)	Represents impairment charges incurred by several ventures to reduce the carrying values of net investments in properties to their estimated fair values as a result of anticipated sales and to reflect declines in the estimated residual values of net investments in direct financing leases. See Note 13 for a discussion of other-than-temporary impairment charges incurred on our equity investments in real estate.

We recognized income from equity investments in real estate of $23.3 million, $7.9 million and $4.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. Income (loss) from equity investments in real estate represents our proportionate share of the income or losses of these ventures as well as certain depreciation and amortization adjustments related to other-than-temporary impairment charges.

Equity Investment in Real Estate Acquired

In January 2011, we and our affiliate, CPA®:17 – Global, acquired a venture as a tenancy-in-common in which we and CPA®:17 – Global hold interests of 15% and 85%, respectively, which we account for under the equity method of accounting. The venture purchased properties from C1000, a leading Dutch supermarket chain, for $207.6 million. Our share of the purchase price was $31.1 million, which was funded with our existing cash resources. In connection with this transaction, the venture capitalized acquisition-related costs and fees totaling $12.5 million, of which our share was approximately $1.9 million. In March 2011, the venture obtained non-recourse financing totaling $98.3 million, of which our share was approximately $14.7 million, which bears interest at a variable rate of three-month Euribor plus 2% and matures in March 2013. Amounts above are based upon the exchange rate of the Euro versus the U.S. dollar at the dates of acquisition and financing, respectively.

Note 7. Intangibles

In connection with our prior acquisitions of properties, we have recorded net lease intangibles of $267.4 million, which are being amortized over periods ranging from two to 40 years. In-place lease, tenant relationship and above-market rent intangibles are included in Intangible assets, net in the consolidated financial statements. Below-market rent intangibles are included in Prepaid and deferred rental income and security deposits in the consolidated financial statements. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to Lease revenues, while amortization of in-place lease and tenant relationship intangibles is included in Depreciation and amortization.

Intangibles are summarized as follows (in thousands):

	December 31,
	2011	2010
Amortizable Intangible Assets
Lease Intangibles:
In-place lease	$176,735	$179,191
Tenant relationship	29,664	30,305
Above-market rent	76,472	77,336
Less: accumulated amortization	(140,540)	(123,222)

	$142,331	$163,610

Amortizable Below-Market Rent Intangible Liabilities
Below-market rent	$(15,471)	$(15,609)
Less: accumulated amortization	3,761	3,255

	$(11,710)	$(12,354)

Net amortization of intangibles, including the effect of foreign currency translation, was $18.2 million, $22.5 million and $22.6 million for 2011, 2010, and 2009, respectively. Amortization of below-market and above-market rent intangibles is recorded as an adjustment to Lease revenues, while amortization of in-place lease and tenant relationship intangibles is included in Depreciation and amortization.

Notes to Consolidated Financial Statements

Based on the intangible assets and liabilities recorded at December 31, 2011, scheduled annual net amortization of intangibles, which is inclusive of those properties in continuing and discontinued operations, for each of the next five years is as follows (in thousands):

Years Ending December 31,	Total
2012	$17,046
2013	16,479
2014	15,804
2015	12,948
2016	11,658
Thereafter	56,686

$130,621

Note 8. Fair Value Measurements

Under current authoritative accounting guidance for fair value measurements, the fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps and swaps; and Level 3, for which little or no market data exists, therefore requiring us to develop our own assumptions, such as certain securities.

Items Measured at Fair Value on a Recurring Basis

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Money Market Funds — Our money market funds consisted of government securities and U.S. Treasury bills. These funds were classified as Level 1 as we used quoted prices from active markets to determine their fair values.

Other Securities and Derivative Assets — Our other securities are comprised of our interest in a commercial mortgage loan securitization and our investments in equity units in Rave Reviews Cinemas, LLC. Our derivative assets consisted of stock warrants that were granted to us by lessees in connection with structuring initial lease transactions. These assets are not traded in an active market. We estimated the fair value of these assets using internal valuation models that incorporate market inputs and our own assumptions about future cash flows. We classified these assets as Level 3.

Derivative Liabilities — Our derivative liabilities are comprised of interest rate swaps. These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates. These derivative instruments were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

Notes to Consolidated Financial Statements

The following tables set forth our assets and liabilities that were accounted for at fair value on a recurring basis. Assets and liabilities presented below exclude assets and liabilities owned by unconsolidated ventures (in thousands):

		Fair Value Measurements at December 31, 2011 Using:
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Other securities	$10,292	$—	$—	$10,292
Derivative assets	1,720	—	—	1,720

Total	$12,012	$—	$—	$12,012

Liabilities:
Derivative liabilities	$(13,930)	$—	$(13,930)	$—

Total	$(13,930)	$—	$(13,930)	$—

		Fair Value Measurements at December 31, 2010 Using:
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets:
Money market funds	$51,229	$51,229	$—	$—
Other securities	10,513	—	—	10,513
Derivative assets	1,960	—	—	1,960

Total	$63,702	$51,229	$—	$12,473

Liabilities:
Derivative liabilities	$(10,378)	$—	$(10,378)	$—

Total	$(10,378)	$—	$(10,378)	$—

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3 Only)
	Year Ended December 31, 2011			Year Ended December 31, 2010
	Other Securities	Derivative Assets	Total Assets	Other Securities	Derivative Assets	Total Assets
Beginning balance	$10,513	$1,960	$12,473	$9,865	$1,800	$11,665
Total gains or losses (realized and unrealized):
Included in earnings	(25)	(240)	(265)	(60)	160	100
Included in other comprehensive (loss) income	(258)	—	(258)	758	—	758
Amortization and accretion	62	—	62	(50)	—	(50)

Ending balance	$10,292	$1,720	$12,012	$10,513	$1,960	$12,473

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$(25)	$(240)	$(265)	$(60)	$160	$100

We did not have any transfers into or out of Level 1, Level 2 and Level 3 measurements during the years ended December 31, 2011 and 2010. Gains and losses (realized and unrealized) included in earnings are reported in Other income and (expenses) in the consolidated financial statements.

Notes to Consolidated Financial Statements

Our other financial instruments had the following carrying values and fair values as of the dates shown (in thousands):

	December 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Non-recourse debt	$1,320,958	$1,333,486	$1,494,600	$1,479,740

We determined the estimated fair value of our debt instruments using a discounted cash flow model with rates that take into account the credit of the tenants and interest rate risk. We estimated that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both December 31, 2011 and 2010.

Items Measured at Fair Value on a Non-Recurring Basis

We perform an assessment, when required, of the value of certain of our real estate investments in accordance with current authoritative accounting guidance. As part of that assessment, we determine the valuation of these assets using widely accepted valuation techniques, including expected discounted cash flows or an income capitalization approach, which considers prevailing market capitalization rates. We review each investment based on the highest and best use of the investment and market participation assumptions. We determined that the significant inputs used to value these investments fall within Level 3. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions that existed at the time. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

The following table presents information about our assets and liabilities that were measured on a fair value basis for the periods presented. All of the impairment charges and allowance for credit losses were measured using unobservable inputs (Level 3) and were recorded based on market conditions and assumptions that existed at the time (in thousands):

	Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009
		Total Impairment		Total Impairment		Total Impairment
		Charges		Charges		Charges
	Total Fair Value	or Allowance	Total Fair Value	or Allowance	Total Fair Value	or Allowance
	Measurements	for Credit Losses	Measurements	for Credit Losses	Measurements	for Credit Losses
Impairment Charges and Allowance for Credit Losses From Continuing Operations:
Net investments in properties	$—	$—	$20,041	$3,992	$52,148	$9,032
Net investments in direct financing leases (a)	4,700	12	3,589	(1,488)	56,587	27,001
Equity investments in real estate	10,773	1,708	60,206	7,150	16,685	10,284
Intangible assets	—	—	529	152	2,287	33

	$15,473	$1,720	$84,365	$9,806	$127,707	$46,350

Impairment Charges from Discontinued Operations:
Net investments in properties	$50,564	$30,156	$739	$324	$13,465	$20,280
Net investments in direct financing leases	—	—	24,900	15,196	—	—
Intangible assets	—	—	—	—	888	70
Intangible liabilities	—	—	—	—	(901)	(71)

	$50,564	$30,156	$25,639	$15,520	$13,452	$20,279

(a)	In 2011 and 2010, we recorded an out-of-period adjustment to reduce impairment charges by $3.0 million and $2.1 million, respectively (Note 2).

Notes to Consolidated Financial Statements

Note 9. Risk Management and Use of Derivative Financial Instruments

Risk Management

In the normal course of our ongoing business operations, we encounter economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. We are primarily subject to interest rate risk on our interest-bearing liabilities. Credit risk is the risk of default on our operations and tenants’ inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans as well as changes in the value of our other securities due to changes in interest rates or other market factors. In addition, we own investments in the European Union and are subject to the risks associated with changing foreign currency exchange rates.

Foreign Currency Contracts

We are exposed to foreign currency exchange rate movements, primarily in the Euro and, to a lesser extent, the British Pound Sterling. We manage foreign currency exchange rate movements by generally placing both our debt obligation to the lender and the tenant’s rental obligation to us in the same currency. This reduces our overall exposure to the actual equity that we have invested and the equity portion of our cash flow. However, we are subject to foreign currency exchange rate movements to the extent of the difference in the timing and amount of the rental obligation and the debt service. We may also face challenges with repatriating cash from our foreign investments. We may encounter instances where it is difficult to repatriate cash because of jurisdictional restrictions or because repatriating cash may result in current or future tax liabilities. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered, and do not plan to enter into financial instruments for trading or speculative purposes. In addition to derivative instruments that we entered into on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts, and we may own common stock warrants, granted to us by lessees when structuring lease transactions, that are considered to be derivative instruments. The primary risks related to our use of derivative instruments are that a counterparty to a hedging arrangement could default on its obligation or that the credit quality of the counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction. While we seek to mitigate these risks by entering into hedging arrangements with counterparties that are large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities.

We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and qualified as a fair value hedge, the change in the fair value of the derivative is offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings. For a derivative designated and qualified as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

The following tables set forth certain information regarding our derivative instruments for the periods presented (in thousands):

		Asset Derivatives Fair Value		Liability Derivatives Fair Value
Derivatives Designated	Balance Sheet	at December 31,		at December 31,
as Hedging Instruments	Location	2011	2010	2011	2010
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	$—	$—	$(13,930)	$(10,378)

Derivatives Not Designated as Hedging Instruments
Stock warrants	Other assets, net	1,720	1,960	—	—

Total derivatives		$1,720	$1,960	$(13,930)	$(10,378)

Notes to Consolidated Financial Statements

The following tables present the impact of derivative instruments on the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized in
	Other Comprehensive Income on Derivatives (Effective Portion)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2011	2010	2009
Interest rate cap	$—	$(27)	$(4)
Interest rate swaps (a)	(4,163)	(2,868)	(1,859)

Total	$(4,163)	$(2,895)	$(1,863)

(a)	For the years ended December 31, 2011, 2010 and 2009, unrealized losses of $1.1 million, $1.0 million and $0.6 million, respectively, were attributable to noncontrolling interests.

		Amount of Gain (Loss) Recognized in
		Income on Derivatives
Derivatives Not in Cash Flow	Location of Gain (Loss)	Years Ended December 31,
Hedging Relationships	Recognized in Income	2011	2010	2009
Stock warrants	Other income and (expenses)	$(240)	$160	$511

See below for information on our purposes for entering into derivative instruments, including those not designated as hedging instruments, and for information on derivative instruments owned by unconsolidated ventures, which are excluded from the tables above.

Interest Rate Swaps and Caps

We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our venture partners may obtain variable-rate non-recourse mortgage loans and, as a result, may enter into interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of the loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable-rate debt obligations while allowing participants to share in downward shifts in interest rates. Our objective in using these derivatives is to limit our exposure to interest rate movements.

The derivative instruments that we had outstanding on our consolidated ventures at December 31, 2011 were designated as cash flow hedges and are summarized as follows (dollars in thousands):

		Notional	Effective	Effective	Expiration	Fair Value at
Instrument	Type	Amount	Interest Rate (a)	Date	Date	December 31, 2011
3-Month Euribor (b) (c)	“Pay-fixed” swap	$132,525	5.6%	7/2006	7/2016	$(12,370)
3-Month Euribor (b) (c)	“Pay-fixed” swap	8,871	5.0%	4/2007	7/2016	(828)
3-Month Euribor (b) (c)	“Pay-fixed” swap	7,382	5.6%	4/2008	10/2015	(689)
1-Month LIBOR	“Pay-fixed” swap	3,149	6.5%	8/2009	9/2012	(43)

						$(13,930)

(a)	The effective interest rate represents the total of the swapped rate and the contractual margin.
(b)	Amounts are based upon the applicable exchange rate at December 31, 2011.
(c)	Notional and fair value amounts include, on a combined basis, portions attributable to noncontrolling interests totaling $37.2 million and $3.5 million, respectively.

Stock Warrants

We own stock warrants that were generally granted to us by lessees in connection with structuring initial lease transactions. These warrants are defined as derivative instruments because they are readily convertible to cash or provide for net cash settlement upon conversion. At December 31, 2011, warrants issued to us had an aggregate estimated fair value of $1.7 million, which is included in Other assets, net, within the consolidated financial statements.

Notes to Consolidated Financial Statements

Embedded Credit Derivative

We own interests in certain German unconsolidated ventures that obtained non-recourse mortgage financing for which the interest rate has both fixed and variable components. We account for these ventures under the equity method of accounting. In connection with providing the financing, the lenders entered into interest rate swap agreements on their own behalf through which the fixed interest rate component on the financing was converted into a variable interest rate instrument. Through the venture, we have the right, at our sole discretion, to prepay the debt at any time and to participate in any realized gain or loss on the interest rate swap at that time. These participation rights are deemed to be embedded credit derivatives. Based on valuations obtained at both December 31, 2011 and 2010 and including the effect of foreign currency translation, the embedded credit derivatives had a total fair value of less than $0.1 million, with is included in Other assets, net, within the consolidated financial statements. For the years ended December 31, 2011 and 2010, these derivatives generated unrealized losses of less than $0.1 million and $0.8 million, respectively. Amounts provided are the total amounts attributable to the venture and do not represent our proportionate share. Changes in the fair value of the embedded credit derivatives are recognized in the ventures’ earnings.

Other

Amounts reported in Other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. At December 31, 2011, we estimate that an additional $3.8 million, inclusive of amounts attributable to noncontrolling interests of $0.9 million, will be reclassified as interest expense during the next twelve months.

Some of the agreements we have with our derivative counterparties contain certain credit contingent provisions that could result in a declaration of default against us regarding our derivative obligations if we either default or are capable of being declared in default on certain of our indebtedness. At December 31, 2011, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $14.5 million and $10.4 million at December 31, 2011 and 2010, respectively, which included accrued interest but excluded any adjustment for nonperformance risk. If we had breached any of these provisions at either December 31, 2011 or 2010, we could have been required to settle our obligations under these agreements at their aggregate termination value of $15.7 million or $12.3 million, respectively, inclusive of amounts attributable to noncontrolling interests totaling $3.9 million and $3.1 million, respectively.

Portfolio Concentration Risk

Concentrations of credit risk arise when a group of tenants is engaged in similar business activities or is subject to similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. While we believe our portfolio is reasonably well diversified, it does contain concentrations in excess of 10%, based on the percentage of our annualized contractual minimum base rent at December 31, 2011, in certain areas, as shown in the tables below. The percentages in the tables below represent our directly-owned real estate properties and do not include our pro rata share of equity investments.

Notes to Consolidated Financial Statements

December 31, 2011
Region:
Total U.S.	64%

France	13%
Other Europe	23%

Total Europe	36%

Total	100%

Property Type:
Office	25%
Warehouse/Distribution	17%
Retail	16%
Industrial	16%
Self-storage	14%
All others	12%

Total	100%

Tenant Industry:
Retail	23%
Healthcare, education and child care	10%
All others	67%

Total	100%

Tenant:
Mercury Partners/U-Haul Moving (US)	16%

There were no significant concentrations, individually or in the aggregate, related to our unconsolidated ventures.

Note 10. Non-Recourse Debt

Non-recourse debt consists of mortgage notes payable, which are collateralized by an assignment of real property, and direct financing leases with an aggregate carrying value of $1.8 billion and $2.1 billion at December 31, 2011 and 2010, respectively. Our mortgage notes payable bore interest at fixed annual rates ranging from 3.6% to 10.0% and variable annual interest rates ranging from 5.1% to 7.6%, with maturity dates ranging from 2012 to 2026 at December 31, 2011.

Scheduled debt principal payments during each of the next five years following December 31, 2011 and thereafter are as follows (in thousands):

Years Ending December 31,	Total
2012	$141,232
2013	142,760
2014	364,109
2015	184,033
2016	25,470
Thereafter through 2026	464,340

1,321,944
Unamortized discount	(986)

Total	$1,320,958

Notes to Consolidated Financial Statements

Financing Activity

2011 — We refinanced maturing non-recourse mortgage loans with new non-recourse financing of $33.2 million at a weighted-average annual interest rate and term of 6.1% and 9.4 years, respectively. In addition, in connection with the acquisition of a venture as a tenancy-in-common in which we and an affiliate hold interests of 15% and 85%, respectively, which we account for under the equity method of accounting, the venture obtained non-recourse financing totaling $98.3 million, of which our share was approximately $14.7 million. This financing bears interest at a variable rate of three-month Euribor plus 2% and matures in March 2013. Amounts above are based upon the exchange rate of the Euro at the date of financing.

2010 — We refinanced maturing non-recourse mortgage loans with new non-recourse financing of $9.3 million at a weighted average annual interest rate and term of 6.5% and 6.5 years, respectively. In addition, an unconsolidated venture in which we and an affiliate hold a 33% and 67% ownership interest, respectively, refinanced its existing non-recourse mortgage loan with new non-recourse financing of $57.5 million at a fixed annual interest rate and term of 5.8% and 8.3 years, respectively.

Note 11. Commitments and Contingencies

At December 31, 2011, we were not involved in any material litigation.

Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

Note 12. Equity

Distributions

Distributions paid to shareholders consist of ordinary income, capital gains, return of capital or a combination thereof for income tax purposes. The following table presents distributions per share reported for tax purposes:

	Years Ended December 31,
	2011	2010	2009
Ordinary income	$0.49	$0.43	$0.34
Capital gains	0.21	0.17	—
Return of capital	0.03	0.12	0.38

	$0.73	$0.72	$0.72

We declared a quarterly distribution of $0.1823 per share in December 2011, which was paid in January 2012 to shareholders of record at December 31, 2011.

Accumulated Other Comprehensive Loss

The following table presents the components of accumulated other comprehensive loss reflected in equity. Amounts include our proportionate share of other comprehensive income or loss from our unconsolidated investments (in thousands):

	December 31,
	2011	2010
Unrealized gain on marketable securities	$173	$432
Foreign currency translation adjustment	(5,468)	(2,738)
Unrealized loss on derivative instruments	(10,901)	(7,793)

Accumulated other comprehensive loss	$(16,196)	$(10,099)

Note 13. Impairment Charges

We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in real estate in which an impairment indicator is identified, we follow a two-step process to determine whether the investment is impaired and to determine the amount of the charge. First, we compare the carrying value of the real estate to the future net undiscounted cash flow that we expect the real estate will generate, including any

Notes to Consolidated Financial Statements

estimated proceeds from the eventual sale of the real estate. If this amount is less than the carrying value, the real estate is considered to be impaired, and we then measure the loss as the excess of the carrying value of the real estate over the estimated fair value of the real estate, which is primarily determined using market information such as recent comparable sales or broker quotes. If relevant market information is not available or is not deemed appropriate, we then perform a future net cash flow analysis discounted for inherent risk associated with each investment.

The following table summarizes impairment charges recognized on our consolidated and unconsolidated real estate investments for all periods presented (in thousands):

	Years Ended December 31,
	2011	2010	2009
Net investments in properties	$—	$4,144	$9,065
Net investments in direct financing leases	(3,047)	(1,488)	27,001

Total impairment charges included in expenses	(3,047)	2,656	36,066
Equity investments in real estate (a)	1,708	7,150	10,284

Total impairment charges included in income from continuing operations	(1,339)	9,806	46,350
Impairment charges included in discontinued operations	30,156	15,520	20,279

Total impairment charges	$28,817	$25,326	$66,629

(a)	Other-than-temporary impairment charges on our equity investments in real estate are included in Income from equity investments in real estate in the consolidated financial statements.

2011 Impairment Charges

Other

During 2011, we recorded an out-of-period adjustment to reduce impairment charges by $3.0 million (Note 2) related to properties classified as Net investments in direct financing leases in the consolidated financial statements.

The Talaria Company (Hinckley)

During the second quarter of 2011, we recognized an other-than-temporary impairment charge of $1.1 million on our interest in a venture that leased properties to Hinckley in order to reduce the carrying value of our interest to its estimated fair value. We also recognized an other-than-temporary impairment charge on our interest in this venture in 2010 as described below. At December 31, 2011, this venture was classified as Equity investments in real estate in the consolidated financial statements.

Waldaschaff Automotive GmbH

In September 2011, we recognized an other-than-temporary impairment charge of $0.6 million on our interest in a venture that leased properties to Waldaschaff Automotive GmbH in order to reduce the carrying value of our interest to its estimated fair value. At December 31, 2011, this venture was classified as Equity investments in real estate in the consolidated financial statements.

Current USA, Inc.

In September 2011, we recognized an impairment charge of $11.2 million on a property previously leased to Current USA, Inc. in order to reduce its carrying value to its estimated fair value as the property was vacant and attempts to re-lease it were unsuccessful. In February 2012, this property was sold to a third party. The results of operations of these properties are included in (Loss) income from discontinued operations in the consolidated financial statements.

Best Buy Stores, L.P.

During the second quarter of 2011, we recognized an impairment charge totaling $10.4 million, inclusive of amounts attributable to noncontrolling interests of $3.8 million, on several properties leased to Best Buy Stores, L.P. in order to reduce their carrying values to their estimated fair values based upon the potential sale of the properties, which was consummated in July 2011 (Note 13). We also recognized an impairment charge totaling $15.2 million on these properties during the fourth quarter of 2010. The results of operations of these properties are included in (Loss) income from discontinued operations in the consolidated financial statements.

Notes to Consolidated Financial Statements

Symphony IRI Group, Inc.

During the first quarter of 2011, we recognized an impairment charge of $8.6 million, inclusive of amounts attributable to noncontrolling interests of $2.9 million, on a property leased to Symphony IRI Group, Inc. in order to reduce its carrying value to its estimated fair value, which reflected the contracted selling price. In June 2011, the property was sold (Note 15). The results of operations of this property are included in (Loss) income from discontinued operations in the consolidated financial statements.

2010 Impairment Charges

Thales S.A.

During 2010 and 2009, we recognized impairment charges of $4.1 million and $0.8 million, respectively, inclusive of amounts attributable to noncontrolling interests of $1.5 million and $0.3 million, respectively, on a French property leased to Thales S.A. to reduce its carrying value to its estimated fair value, which reflected the appraised value. At December 31, 2010 and 2009, this property was classified as Net investments in properties in the consolidated financial statements.

The Upper Deck Company

During 2010 and 2009, we recognized other-than-temporary impairment charges of $4.8 million and $0.7 million, respectively, to reflect the decline in the estimated fair value of the venture’s underlying net assets in comparison with the carrying value of our interest in the venture. At December 31, 2010 and 2009, this venture was classified as Equity investments in real estate in the consolidated financial statements.

Schuler A.G.

During 2010, we recognized an other-than-temporary impairment charge of $1.5 million to reflect the decline in the estimated fair value of the venture’s underlying net assets in comparison with the carrying value of our interest in the venture. At December 31, 2010, this venture was classified as Equity investments in real estate in the consolidated financial statements.

The Talaria Company (Hinckley)

During 2010, we recognized an other-than-temporary impairment charge of $0.6 million to reduce the carrying value of the venture to its estimated fair value based on a potential sale of the property as a result of tenant financial difficulties. At December 31, 2010, this venture was classified as Equity investments in real estate in the consolidated financial statements.

Görtz & Schiele GmbH & Co. and Goertz & Schiele Corp.

During 2010 and 2009, we recognized other-than-temporary impairment charges of $0.2 million and $5.8 million, respectively, to reflect declines in the estimated fair value of two ventures’ underlying net assets in comparison with the carrying values of our interest in the ventures. The ventures lease properties in Germany to Görtz & Schiele GmbH & Co. and in the U.S. to Goertz & Schiele Corp., which filed for bankruptcy in November 2008 and September 2009, respectively. Both tenants ceased making rent payments during the second quarter of 2009, and as a result, the ventures suspended the debt service payments on the related mortgage loans beginning in July 2009. In January 2010, Goertz & Schiele Corp. terminated its lease with us in bankruptcy proceedings and in March 2010, a successor tenant to Görtz & Schiele GmbH & Co. signed a new lease with the venture on substantially the same terms. These ventures are classified as Equity investments in real estate in the consolidated financial statements.

Best Buy Stores, L. P.

We perform an annual valuation of our assets, relying in part upon third-party appraisals. In connection with this valuation, during 2010, we recognized an impairment charge of $15.2 million on a net investment in direct financing leases as a result of the declines in the current estimate of the residual value of the properties leased to Best Buy Stores, L. P.

Notes to Consolidated Financial Statements

Childtime Childcare, Inc.

During 2010, we recognized an impairment charge of $0.3 million on a property leased to Childtime Childcare, Inc. to reduce its carrying value to its estimated fair value, which reflected the contracted selling price. At December 31, 2010, this property was classified as Assets held for sale in the consolidated financial statements. We completed the sale of this property in March 2011. The results of operations of this property are included in (Loss) income from discontinued operations in the consolidated financial statements.

Other

In connection with our annual valuation of real estate assets, during 2010, we recognized impairment charges totaling $0.6 million on two net investments in direct financing leases as a result of declines in the current estimate of the residual value of the properties. In addition, during 2010, we recorded an out-of-period adjustment to reduce impairment charges by $2.1 million (Note 2).

2009 Impairment Charges

In addition to the impairment charges of $5.8 million, $0.8 million and $0.7 million described above in Görtz & Schiele GmbH & Co. and Goertz & Schiele Corp., Thales S.A. and The Upper Deck Company, respectively, impairment charges recognized during 2009 were as follows:

Advanced Accessory Systems LLC

During 2009, we recognized an impairment charge of $8.4 million on a domestic property formerly leased to Advanced Accessory Systems, LLC to reduce its carrying value of $11.3 million to its estimated fair value of $2.9 million. We calculated the estimated fair value of this property based on management’s consideration of cash flow projections and data provided by external brokers. Advanced Accessory Systems entered into liquidation proceedings and vacated the property during the first half of 2009. The lender of the non-recourse mortgage debt related to this property held escrow deposits previously funded by Advanced Accessory Systems, including a security deposit, that were being used to fund debt service payments. In May 2010, the escrow deposits were fully exhausted and debt service payments on the related mortgage debt were suspended. In February 2011, the court appointed a receiver on the property, and as a result the subsidiary that holds the property was deconsolidated as we no longer have control over the activities that most significantly impact the economic performance of this subsidiary following possession of the property by the receiver. We expect to recognize a gain on the deconsolidation of this subsidiary. At December 31, 2009, this property was classified as Net investment in properties in the consolidated financial statements.

Shires Limited

During 2009, we recognized impairment charges of $19.6 million to reduce the carrying values of several properties leased to Shires Limited to their estimated fair values. In April 2009, Shires Limited filed for bankruptcy and subsequently vacated four of the six properties it leased from us in the United Kingdom and Ireland. As a result, beginning in July 2009, we suspended debt service payments on the related non-recourse mortgage loan and used proceeds of $3.6 million drawn from a letter of credit provided by Shires Limited to prepay a portion of the mortgage loan. In September 2009, we sold one of the properties to a third party for $1.0 million and recognized a loss on the sale of $2.1 million. In October 2009, we turned over the remaining five properties to the lender in exchange for the lenders’ agreement to relieve us of all obligations under the related mortgage loan. These five properties and related mortgage loan had carrying values of $13.7 million and $13.4 million, respectively, at the date of disposition. In connection with the disposition of these properties, we recognized gains on the disposition of real estate and extinguishment of debt of $1.1 million and $1.0 million, respectively, in 2009, which are included in Other income and (expenses) in the consolidated financial statements. Prior to their disposition, substantially all of these properties were classified as Net investments in direct financing leases in the consolidated financial statements.

Other

We perform an annual valuation of our assets, relying in part upon third-party appraisals. In connection with this valuation during 2009, we recognized impairment charges totaling $5.9 million on several net investments in direct financing leases as a result of declines in the current estimate of the residual value of the properties. In addition, we recognized impairment charges totaling $1.5 million on two domestic properties to reduce their carrying values to the estimated sale prices. These two properties, which were classified as Net investments in direct financing leases in the consolidated financial statements, were sold during the fourth quarter of 2009 for aggregate sales proceeds of $4.4 million, net of selling costs. We recognized an aggregate net loss of less than $0.1 million in connection with the sale of these properties, which is included in Other income and (expenses) in the consolidated financial statements.

Notes to Consolidated Financial Statements

Lindenmaier A.G.

During 2009, we recognized impairment charges of $12.3 million, inclusive of amounts attributable to noncontrolling interests of $4.1 million, related to two German properties where the tenant, Lindenmaier A.G., filed for bankruptcy in April 2009. In July 2009, we entered into an interim lease agreement with Lindenmaier that provided for substantially lower rental income than the original lease through February 2010, when it converted to a month-to-month agreement. In April 2010, a new lease was signed with a new tenant for one of the properties, and in August 2010 the remaining property was leased to a separate new tenant for substantially the same lower rental income. We calculated the estimated fair value of these properties based on a discounted cash flow analysis. The results of operations of these properties are included in (Loss) income from discontinued operations on the consolidated financial statements.

Wagon Automotive GmbH and Wagon Automotive Nagold GmbH

During 2009, we recognized other-than-temporary impairment charges of $3.8 million to reduce the carrying value of a venture to the estimated fair value of its underlying net assets. The venture leases properties in Germany to Waldaschaff Automotive GmbH (the successor entity to Wagon Automotive GmbH) and Wagon Automotive Nagold GmbH. Wagon Automotive GmbH terminated its lease in bankruptcy proceedings effective May 2009 and Waldaschaff Automotive GmbH began paying rent to us at a significantly reduced rate. Subsequently, in April 2010, Waldaschaff Automotive GmbH executed a temporary lease under which monthly rent is unchanged. These ventures are classified as Equity investments in real estate in the consolidated financial statements.

Innovate Holdings Limited

During 2009, we recognized impairment charges of $7.3 million related to a property in the United Kingdom formerly leased to Innovate Holdings Limited, which terminated its lease in bankruptcy court and vacated the property. Beginning in July 2009, we suspended debt service payments on the related non-recourse mortgage loan, and in October 2009 we returned the property to the lender in exchange for the lender’s agreement to relieve us of all mortgage obligations. The property and related mortgage loan had carrying values of $14.4 million and $15.0 million, respectively, at the date of disposition. In connection with this disposition, we recognized gains on the disposition of real estate and extinguishment of debt of $0.3 million and $0.6 million, respectively, in 2009, which, together with the impairment charges, are included in (Loss) income from discontinued operations in the consolidated financial statements.

Garden Ridge Corporation

During 2009, we recognized an impairment charge of $0.5 million on a property leased to Garden Ridge Corporation to reduce its carrying value to its estimated fair value, which reflected the proposed selling price. In March 2010, this property was sold to a third party for $6.4 million. The results of operations of this property are included in (Loss) income from discontinued operations in the consolidated financial statements.

Note 14. Income Taxes

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our shareholders and generally will not be required to pay U.S. federal income taxes. Accordingly, no provision has been made for U.S. federal income taxes in the consolidated financial statements.

We conduct business in the various states and municipalities within the U.S. and in the European Union, and as a result, we file income tax returns in the U.S. federal jurisdiction and various state and certain foreign jurisdictions.

Notes to Consolidated Financial Statements

We account for uncertain tax positions in accordance with current authoritative accounting guidance. The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2011	2010
Balance, beginning of year	$247	$357
Additions based on tax positions related to the current year	51	13
Reductions for tax positions of prior years	—	(78)
Reductions for expiration of statute of limitations	—	(45)

Balance, end of year	$298	$247

At December 31, 2011, we had unrecognized tax benefits as presented in the table above that, if recognized, would have a favorable impact on the effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At both December 31, 2011 and 2010, we had less than $0.1 million of accrued interest related to uncertain tax positions.

Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle. The tax years 2006-2011 remain open to examination by the major taxing jurisdictions to which we are subject.

As of December 31, 2011 and 2010, we had net operating losses (“NOLs”) in foreign jurisdictions of approximately $45.2 million and $48.8 million, respectively, translating to a deferred tax asset before valuation allowance of $11.4 million and $11.7 million, respectively. Our NOLs began expiring in 2011 in certain foreign jurisdictions. The utilization of NOLs may be subject to certain limitations under the tax laws of the relevant jurisdiction. Management determined that as of December 31, 2011 and 2010, $11.4 million and $11.7 million, respectively, of deferred tax assets related to losses in foreign jurisdictions did not satisfy the recognition criteria set forth in accounting guidance for income taxes and established valuation allowances for these amounts.

Note 15. Discontinued Operations

From time to time, tenants may vacate space due to lease buy-outs, elections not to renew their leases, insolvency or lease rejection in the bankruptcy process. In these cases, we assess whether we can obtain the highest value from the property by re-leasing or selling it. In addition, in certain cases, we may try to sell a property that is occupied. When it is appropriate to do so under current accounting guidance for the disposal of long-lived assets, we classify the property as an asset held for sale on our consolidated balance sheet and the current and prior period results of operations of the property are reclassified as discontinued operations.

The results of operations for properties that are held for sale or have been sold are reflected in the consolidated financial statements as discontinued operations for all periods presented and are summarized as follows (in thousands):

	Years Ended December 31,
	2011	2010	2009
Revenues	$17,334	$22,192	$31,653
Expenses	(12,507)	(18,399)	(24,351)
Gain on sale of real estate	5,025	17,409	12,406
Gain on deconsolidation of a subsidiary	4,501	—	—
Gain (loss) on extinguishment of debt	1,000	—	(1,498)
Impairment charges	(30,156)	(15,520)	(20,279)

(Loss) income from discontinued operations	$(14,803)	$5,682	$(2,069)

In February 2012, we sold a vacant property previously leased to Lillian Vernon for $17.4 million, net of selling costs, and recognized a loss on the sale of $1.7 million. In connection with the sale, we paid $15.8 million to the lender in full satisfaction of the $16.5 million non-recourse mortgage loan encumbering the property, and recognized a gain of $0.7 million on extinguishment of debt. The net results of operations of this property have been reclassified to discontinued operations for the years ended December 31, 2011, 2010 and 2009 (Note 18).

Notes to Consolidated Financial Statements

2011 — Throughout 2011, we sold four properties leased to Childtime Childcare, Inc. for $5.7 million, net of selling costs, and recognized a net gain on these sales of $1.9 million, excluding impairment charges of $0.3 million recognized in the fourth quarter of 2010.

In December, 2011, we sold properties formerly leased to Life Time for $108.0 million, net of selling costs, and recognized a net gain on the sale of $2.9 million.

In September 2011, we sold several properties leased to Best Buy Stores L.P. for $52.5 million, net of selling costs, including amounts attributable to noncontrolling interests of $19.4 million. Our share of the proceeds was $33.1 million, and we recognized a net gain on the sale of the real estate of $0.3 million and a net loss on the defeasance of the related loan of $0.3 million. In connection with the sale, we also recognized an impairment charge of $10.4 million on this investment, inclusive of amounts attributable to noncontrolling interests of $3.8 million.

In June 2011, we sold a property leased to Symphony IRI Group, Inc. for $4.1 million, net of selling costs, inclusive of amounts attributable to noncontrolling interests of $1.4 million, and recognized a net loss on this sale of less than $0.1 million. This amount excluded an impairment charge of $8.6 million, inclusive of amounts attributable to noncontrolling interests of $2.9 million, that we recognized to reduce its carrying value to the estimated fair value of the property, which reflected the contracted sale price.

In February 2011, when we stopped making payments on the related non-recourse debt obligation, a consolidated subsidiary consented to a court order appointing a receiver involving properties that were previously leased to Advanced Accessory Systems LLC. As we no longer had control over the activities that most significantly impact the economic performance of this subsidiary following possession of the properties by the receiver in February 2011, the subsidiary was deconsolidated during the first quarter of 2011. At the date of deconsolidation, the properties had a carrying value of $2.7 million, reflecting the impact of impairment charges of $8.4 million recognized in prior years, and the related non-recourse mortgage loan had an outstanding balance of $6.1 million. In connection with this deconsolidation, we recognized a gain of $4.5 million during the first quarter of 2011. We believe that our retained interest in this deconsolidated entity had no value at the date of deconsolidation. We have recorded income (loss) from operations and gain recognized upon deconsolidation as discontinued operations, as we have no significant influence on the entity and there are no continuing cash flows from the properties.

In addition, during 2011, we entered into an agreement to sell a property leased to Barth Europa Transporte for approximately $4.0 million. This sale is expected to be completed in March 2012. At December 31, 2011, this property was classified as Assets held for sale on our consolidated balance sheet. Included in the discontinued operations was $1.3 million of gain on extinguishment of debt as a result of the loan buy back. We reclassified the $4.1 million impairment charge we recorded on this property in 2009 to discontinued operations.

2010 — As described above, we sold several properties leased to Best Buy Stores L.P. in 2011, and as a result, $15.2 million of impairment charge was reclassified to discontinued operations in 2010.

In December 2010, we sold a domestic property for a total price of $46.4 million, net of selling costs, and recognized a net gain on the sale of $17.6 million. In connection with the sale, we used a portion of the sales proceeds to prepay the existing non-recourse mortgage debt of $20.5 million and incurred a breakage cost of $0.3 million as a result of terminating the related interest rate swap. All amounts are inclusive of affiliates’ noncontrolling interests in the properties.

In addition, during 2010, we entered into an agreement to sell a property leased to Childtime Childcare, Inc. for approximately $0.8 million. In connection with the planned sale, we recognized an impairment charge of $0.3 million to reduce the carrying value of the property to its estimated fair value, which reflected the contracted selling price. We completed the sale of this property in February 2011. At December 31, 2010, this property was classified as Assets held for sale on our consolidated balance sheet.

In March 2010, we sold a domestic property leased to Garden Ridge Corporation for $6.2 million, net of selling costs, and recognized a loss on the sale of $0.2 million, excluding impairment charge of $0.5 million recognized in 2009. Prior to this sale, we repaid the non-recourse mortgage loan encumbering the property, which had an outstanding balance of $5.8 million.

2009 — In July 2009, a venture that owned a portfolio of five properties in France leased to Thales S.A. and in which we and an affiliate have 65% and 35% interests, respectively, and which we consolidate, sold four properties back to Thales for $46.6 million and recognized a gain on sale of $11.3 million, inclusive of the impact of impairment charges recognized during 2008 totaling $35.4 million. As required by the lender, we used the sales proceeds to repay a portion of the existing non-recourse mortgage loan on these properties, which had an outstanding balance of $74.7 million as of the date of sale. The remaining loan balance of $28.1 million is collateralized by the unsold fifth property. In connection with the repayment of a portion of the outstanding loan balance in

Notes to Consolidated Financial Statements

accordance with the provisions of the loan, we were required to pay the lender additional interest charges of $2.1 million to reimburse certain breakage costs, which we recorded as loss on extinguishment of debt. All amounts are inclusive of the 35% interest in the venture owned by our affiliate as the noncontrolling interest partner.

In March 2009, we sold a property for proceeds of $4.1 million, net of selling costs, for a gain of $0.9 million. Concurrent with the sale, we used $2.7 million to defease a portion of the existing non-recourse mortgage obligation of $8.5 million that was collateralized by four properties (including the property sold) and incurred defeasance charges totaling $0.6 million.

Income (loss) from discontinued operations also includes the operations of a property formerly leased to Innovate Holdings Limited, including impairment charges of $7.3 million recognized in 2009. Innovate Holdings Limited terminated its lease in bankruptcy court during 2008 and vacated the property during 2009. Beginning in July 2009, we suspended debt service payments on the related non-recourse mortgage loan, and in October 2009 we returned the property to the lender in exchange for the lender’s agreement to relieve us of all mortgage obligations. The property and related mortgage loan had carrying values of $14.4 million and $15.0 million, respectively, at the date of disposition. In connection with this disposition, we recognized gains on the disposition of real estate and extinguishment of debt of $0.2 million and $0.6 million, respectively, in 2009.

Note 16. Segment Information

We have determined that we operate in one business segment, real estate ownership, with domestic and foreign investments. Geographic information for this segment is as follows (in thousands):

Year Ended December 31, 2011	Domestic	Foreign(a)	Total Company
Revenues	$146,139	$102,151	$248,290
Total long-lived assets (b)	1,155,031	879,113	2,034,144

Year Ended December 31, 2010	Domestic	Foreign(a)	Total Company
Revenues	$159,247	$89,305	$248,552
Total long-lived assets (b)	1,389,211	908,543	2,297,754

Year Ended December 31, 2009	Domestic	Foreign(a)	Total Company
Revenues	$149,161	$112,163	$261,324
Total long-lived assets (b)	1,541,615	998,397	2,540,012

(a)	Consists of operations in the European Union.
(b)	Consists of Real estate, net; Net investments in direct financing leases; and Equity investments in real estate.

Notes to Consolidated Financial Statements

Note 17. Selected Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Revenues (a)	$60,224	$62,084	$65,612	$60,370
Expenses (a)	(26,093)	(24,698)	(27,873)	(21,372)
Net income (b)	16,120	14,219	22,225	23,988
Less: Net income attributable to noncontrolling interests	(3,592)	(4,238)	(4,957)	(7,072)

Net income attributable to CPA®: 15 Shareholders	12,528	9,981	17,268	16,916

Earnings per share attributable to CPA®: 15 Shareholders	0.10	0.08	0.13	0.12
Distributions declared per share	0.1819	0.1821	0.1823	0.1823

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Revenues (a)	$63,780	$62,485	$61,812	$60,475
Expenses (a)	(25,845)	(24,763)	(28,461)	(24,337)
Net income (c)	17,926	20,249	22,591	39,490
Less: Net income attributable to noncontrolling interests	(7,826)	(7,741)	(6,228)	(18,684)

Net income attributable to CPA®: 15 Shareholders	10,100	12,508	16,363	20,806

Earnings per share attributable to CPA®: 15 Shareholders	0.08	0.10	0.13	0.16
Distributions declared per share	0.1807	0.1810	0.1813	0.1816

(a)	Certain amounts from previous quarters have been retrospectively adjusted as discontinued operations (Notes 15, 18).
(b)	Inclusive of out-of-period adjustments recorded in 2011 as discussed in Note 2.
(c)	Inclusive of out-of-period adjustments recorded in 2010 as discussed in Note 2.

Note 18. Subsequent Event

Proposed Merger

On February 17, 2012, we and WPC entered into a definitive agreement pursuant to which we will merge with and into a subsidiary of WPC for a combination of cash and shares of WPC’s common stock as described below. In connection with the Proposed Merger, WPC plans to file a registration statement with the SEC regarding the shares of WPC’s common stock to be issued to our shareholders in the Proposed Merger. Special meetings will be scheduled to obtain the approval of our shareholders and WPC’s shareholders of the Proposed Merger. The closing of the Proposed Merger is also subject to customary closing conditions. If the Proposed Merger is approved and the other closing conditions are met, we currently expect that the closing will occur by the third quarter of 2012, although there can be no assurance of such timing.

In the Proposed Merger, our shareholders will be entitled to receive a $1.25 in cash and 0.2326 shares of WPC common stock for each share of our common stock owned, which equated to $11.73 per share based on WPC’s $45.07 per share closing price as of February 17, 2012, the date that the merger agreement was signed. Our NAV was $10.40 as of September 30, 2011, the most recent available date. The advisor computed our NAV internally, relying in part upon a third-party valuation of our real estate portfolio and indebtedness as of September 30, 2011. The estimated total Proposed Merger consideration includes cash of approximately $151.8 million and the issuance of approximately 28,241,000 shares of WPC common stock, based on our total shares outstanding of 131,566,206, of which 10,153,074 shares were owned by WPC, at February 17, 2012. Additionally, if the Proposed Merger is consummated, WPC has agreed to waive its subordinated disposition and termination fees. The Proposed Merger is expected to be tax-free for U.S. Federal purposes, except for the cash consideration.

In February 2012, our Board of Directors suspended participation in our DRIP in light of the Proposed Merger.

Notes to Consolidated Financial Statements

Retrospective Adjustment for Discontinued Operations

In February 2012, we sold a vacant property previously leased to Lillian Vernon for $17.4 million, net of selling costs, and recognized a loss on the sale of $1.7 million. In connection with the sale, we paid $15.8 million to the lender in full satisfaction of the $16.5 million non-recourse mortgage loan encumbering the property, and recognized a gain of $0.7 million on extinguishment of debt. In accordance with current authoritative guidance for accounting for disposal of long-lived assets, the accompanying consolidated statements of operation have been retrospectively adjusted and the net results of operations of this property have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2011, 2010 and 2009, respectively. The net effect of the reclassification represents increases of $12.4 million, or 15.7%, and $0.6 million, or 0.66%, in our previously reported income from continuing operations for the years ended December 31, 2011 and 2010, respectively, and a decrease of $0.5 million, or 1.4%, in our previously reported income from continuing operations for the year ended December 31, 2009. There is no effect on our previously reported net income, financial condition or cash flow.

REIT Reorganization and Merger (Unaudited)

On September 28, 2012, as part of its plan to reorganize the business operations of W. P. Carey & Co. LLC (“the Predecessor”) in order to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, the Predecessor merged with and into
W. P. Carey Inc., with W. P. Carey Inc. as the surviving corporation, succeeding to and continuing to operate the existing business of the predecessor.

The conversion of the Predecessor to a REIT was implemented through a series of reorganizations and transactions, including, among other things (i) certain mergers of subsidiaries of the Predecessor with and into W. P. Carey Inc., (ii) the merger of the Predecessor with and into W. P. Carey Inc., with W. P. Carey Inc. surviving the merger (the “W. P. Carey Merger”) pursuant to a definitive agreement and plan of merger dated as of February 17, 2012 between W. P. Carey & Co. LLC and W. P. Carey Inc., and (iii) the qualification by W. P. Carey Inc. as a REIT for federal income tax purposes (collectively, the “REIT Reorganization”).

The REIT Reorganization and the Proposed Merger were approved by the requisite vote of shareholders of the Predecessor at a special meeting held on September 13, 2012. At the effective time of the W. P. Carey Merger, each outstanding listed share of the Predecessor, no par value per share, was converted into the right to receive an equal number of shares of W. P. Carey Inc.’s common stock, par value $0.001 per share, which are subject to certain share ownership and transfer restrictions designed to protect W. P. Carey Inc.’s ability to qualify for REIT status. The REIT Reorganization was completed on September 28, 2012.

The Proposed Merger was also approved by the requisite vote of the stockholders of CPA®:15 at a special meeting held on September 13, 2012. At the effective time of the Proposed Merger, each share of CPA®:15 common stock issued and outstanding immediately prior to the effective time of the Proposed Merger, other than shares owned by holders of CPA®:15 common stock who had perfected their appraisal rights, were cancelled and ultimately converted into the Proposed Merger consideration. A term loan facility was obtained in February 2012 as part of the Predecessor’s credit facility, the proceeds of which were available in a single draw and used solely to finance in part the Merger consideration and transaction costs and expenses. The Proposed Merger was completed on September 28, 2012.